Exhibit 99.2

THE EAST TEXAS MIDSTREAM BUSINESS

COMBINED FINANCIAL STATEMENTS

AS OF JUNE 30, 2007 (RESTATED) (UNAUDITED) AND MARCH 31, 2007 (RESTATED) (UNAUDITED),

AND DECEMBER 31, 2006 (RESTATED) AND 2005,

AND FOR THE PERIODS ENDED JUNE 30, 2007 (RESTATED) (UNAUDITED)

AND 2006 (UNAUDITED), MARCH 31, 2007 (RESTATED) (UNAUDITED) AND 2006 (UNAUDITED),

AND DECEMBER 31, 2006 (RESTATED), 2005 AND 2004

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of

DCP Midstream, LLC

Denver, Colorado

We have audited the accompanying combined balance sheets of the East Texas Midstream Business (the “Business”), which consist of assets which are under common ownership and common management, as of December 31, 2006 and 2005, and the related combined statements of operations, changes in net parent equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Business’ management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the combined financial position of the Business at December 31, 2006 and 2005, and the combined results of its operations and its combined cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying combined financial statements have been prepared from the separate records maintained by DCP Midstream, LLC and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Business had been operated as an unaffiliated entity. Portions of certain expenses represent allocations made from, and are applicable to, DCP Midstream, LLC as a whole.

/s/ Deloitte & Touche LLP

Denver, Colorado

June 29, 2007 (October 16, 2007 as to the effects of the restatement discussed in Note 10)

THE EAST TEXAS MIDSTREAM BUSINESS

COMBINED BALANCE SHEETS

($ in millions)

	June 30, 2007	March 31, 2007	December 31,
			2006	2005
	(As Restated — Note 10)	(As Restated — Note 10)	(As Restated — Note 10)
	(unaudited)
ASSETS
Current assets:
Accounts receivable:
Trade, net of allowance for doubtful accounts of $0.3 million (unaudited), $0.2 million (unaudited), $0.2 million and $0.1 million, respectively	$25.4	$14.9	$30.1	$22.5
Affiliates	1.1	0.2	0.1	2.5
Other	0.2	0.7	0.8	6.2
Other	0.1	0.1	0.1	0.1

Total current assets	26.8	15.9	31.1	31.3
Property, plant and equipment, net	235.6	232.0	228.3	227.2
Other non-current assets	—	—	—	0.1

Total assets	$262.4	$247.9	$259.4	$258.6

LIABILITIES AND NET PARENT EQUITY
Current liabilities:
Accounts payable:
Trade	$46.8	$33.6	$44.4	$51.9
Affiliates	0.1	0.2	0.6	5.4
Other	2.2	2.3	2.6	2.9
Other	5.6	4.8	5.8	3.7

Total current liabilities	54.7	40.9	53.4	63.9
Deferred income taxes	1.8	1.8	1.8	—
Other long-term liabilities	0.5	0.5	0.5	0.7

Total liabilities	57.0	43.2	55.7	64.6

Commitments and contingent liabilities

Net parent equity	205.4	204.7	203.7	194.0

Total liabilities and net parent equity	$262.4	$247.9	$259.4	$258.6

See accompanying notes to combined financial statements.

THE EAST TEXAS MIDSTREAM BUSINESS

COMBINED STATEMENTS OF OPERATIONS

($ in millions)

	Six Months Ended June 30,		Three Months Ended March 31,		Year Ended December 31,
	2007	2006	2007	2006	2006	2005	2004
	(unaudited)		(unaudited)
	(As Restated —Note 10)		(As Restated —Note 10)		(As Restated —Note 10)
Operating revenues:
Sales of natural gas, NGLs and condensate	$28.2	$113.9	$13.9	$57.8	$177.7	$164.7	$64.7
Sales of natural gas, NGLs and condensate to affiliates	166.2	144.9	75.5	78.4	286.6	365.6	308.1
Transportation and processing services	9.9	9.2	4.8	4.6	21.9	17.1	13.4
Transportation and processing services to affiliates	0.1	0.2	0.1	0.1	0.3	0.3	0.3
Gains (losses) from non-trading derivative activity — affiliates	0.1	0.3	0.1	0.1	(1.1)	(1.7)	(0.1)

Total operating revenues	204.5	268.5	94.4	141.0	485.4	546.0	386.4

Operating costs and expenses:
Purchases of natural gas and NGLs	155.9	209.7	71.6	111.9	376.0	418.8	306.7
Purchases of natural gas and NGLs from affiliates	1.1	5.3	0.6	4.4	9.3	25.3	3.6
Operating and maintenance expense	13.4	11.1	6.2	5.8	24.4	20.2	16.3
Depreciation expense	7.9	7.1	3.7	3.5	14.6	14.0	14.4
General and administrative expense	1.2	0.2	—	—	0.2	0.1	0.3
General and administrative expense — affiliate	6.0	4.9	2.8	2.4	11.3	9.8	8.1

Total operating costs and expenses	185.5	238.3	84.9	128.0	435.8	488.2	349.4

Operating income	19.0	30.2	9.5	13.0	49.6	57.8	37.0
Income tax expense	0.2	1.8	—	—	1.8	—	—

Net income	$18.8	$28.4	$9.5	$13.0	$47.8	$57.8	$37.0

See accompanying notes to combined financial statements.

THE EAST TEXAS MIDSTREAM BUSINESS

COMBINED STATEMENTS OF CHANGES IN NET PARENT EQUITY

($ in millions)

Balance, January 1, 2004	$236.5
Net change in parent advances	(53.5)
Net income	37.0

Balance, December 31, 2004	220.0
Net change in parent advances	(83.8)
Net income	57.8

Balance, December 31, 2005	194.0
Net change in parent advances	(38.1)
Net income (As Restated — Note 10)	47.8

Balance, December 31, 2006 (As Restated — Note 10)	203.7
Net change in parent advances (unaudited)	(8.5)
Net income (As Restated — Note 10) (unaudited)	9.5

Balance, March 31, 2007 (As Restated — Note 10) (unaudited)	204.7
Net change in parent advances (unaudited)	(8.6)
Net income (As Restated — Note 10) (unaudited)	9.3

Balance, June 30, 2007 (As Restated — Note 10) (unaudited)	$205.4

See accompanying notes to combined financial statements.

THE EAST TEXAS MIDSTREAM BUSINESS

COMBINED STATEMENTS OF CASH FLOWS

($ in millions)

	Six Months Ended June 30,		Three Months Ended March 31,		Year Ended December 31,
	2007	2006	2007	2006	2006	2005	2004
	(unaudited)		(unaudited)
	(As Restated — Note 10)		(As Restated — Note 10)		(As Restated — Note 10)
OPERATING ACTIVITIES:
Net income	$18.8	$28.4	$9.5	$13.0	$47.8	$57.8	$37.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	7.9	7.1	3.7	3.5	14.6	14.0	14.4
Deferred income taxes	—	1.8	—	—	1.8	—	—
Other, net	0.1	—	—	—	0.1	0.1	—
Change in operating assets and liabilities which provided (used) cash:
Accounts receivable	5.0	12.7	15.2	3.2	0.3	(16.9)	2.0
Accounts payable	1.5	(29.1)	(11.6)	(21.0)	(12.6)	33.1	1.8
Other current assets and liabilities	1.3	(0.3)	0.2	(0.7)	(1.0)	1.8	—
Other non-current assets and liabilities	—	(0.2)	—	—	(0.2)	(0.1)	(0.2)

Net cash provided by (used in) operating activities	34.6	20.4	17.0	(2.0)	50.8	89.8	55.0

INVESTING ACTIVITIES:
Capital expenditures	(17.5)	(7.7)	(8.5)	(1.5)	(12.8)	(6.1)	(1.5)
Proceeds from sales of assets	—	—	—	—	0.1	0.1	—

Net cash used in investing activities	(17.5)	(7.7)	(8.5)	(1.5)	(12.7)	(6.0)	(1.5)

FINANCING ACTIVITIES:
Net change in parent advances	(17.1)	(12.7)	(8.5)	3.5	(38.1)	(83.8)	(53.5)

Net cash used in financing activities	(17.1)	(12.7)	(8.5)	3.5	(38.1)	(83.8)	(53.5)

Net change in cash	—	—	—	—	—	—	—
Cash, beginning of period	—	—	—	—	—	—	—

Cash, end of period	$—	$—	$—	$—	$—	$—	$—

See accompanying notes to combined financial statements.

THE EAST TEXAS MIDSTREAM BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

1.	Description of Business and Basis of Presentation

The East Texas Midstream Business, or the Business, we, our, or us, is engaged in the business of gathering, transporting, treating, compressing, processing, and fractionating natural gas and natural gas liquids, or NGLs. The operations, located near Carthage, Texas, include a natural gas processing complex with a total capacity of 780 million cubic feet per day. The facility is connected to our 845 mile gathering system, as well as third party gathering systems. The complex is adjacent to our Carthage Hub, which delivers residue gas to interstate and intrastate pipelines. The Carthage Hub, with an aggregate delivery capacity of 1.5 billion cubic feet per day, acts as a key exchange point for the purchase and sale of residue gas.

These combined financial statements and related notes present the financial position, results of operations and cash flows, and changes in net parent equity of the Business held by DCP Midstream, LLC and its subsidiaries, or Midstream. Midstream is a joint venture owned 50% by Spectra Energy Corp (which was spun off from Duke Energy Corporation on January 2, 2007) and 50% by ConocoPhillips. Midstream owned a 37% interest, including 100% of the general partner interest, in DCP Midstream Partners, LP, or Partners, prior to this contribution. As of September 28, 2007, Midstream owns a 34% interest, including 100% of the general partner interest, in Partners. Midstream contributed a 25% interest in the Business to Partners, on July 1, 2007. As part of the closing of the contribution, the assets, liabilities and operations of the Business now reside in a new legal entity, DCP East Texas Holdings LLC. Subsequent to the acquisition by Partners, Midstream still directs our business operations. The Business does not currently and is not expected to have any employees. Midstream and its affiliates’ employees are responsible for conducting our business and operating our assets.

The combined financial statements include the accounts of the Business and have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. All significant intercompany balances and transactions within the Business have been eliminated. The combined financial statements of the Business have been prepared from the separate records maintained by Midstream and may not necessarily be indicative of the conditions that would have existed, or the results of operations, if the Business had been operated as an unaffiliated entity. Because a direct ownership relationship did not exist among all the various assets comprising the Business, Midstream’s net investment in the Business is shown as net parent equity, in lieu of owner’s equity, in the combined financial statements. Transactions between the Business and other Midstream operations have been identified in the combined financial statements as transactions between affiliates. In the opinion of management, all adjustments have been reflected that are necessary for a fair presentation of the combined financial statements.

The combined statements of operations and cash flows for the six months ended June 30, 2007 and 2006 and for the three months ended March 31, 2007 and 2006, the combined statement of changes in net parent equity for the three months ended June 30, 2007 and March 31, 2007, and the combined balance sheets as of June 30, 2007 and March 31, 2007, are unaudited. These unaudited interim combined financial statements have been prepared in accordance with GAAP. In the opinion of management, the unaudited interim combined financial statements have been prepared on the same basis as the audited combined financial statements, and include all adjustments necessary to present fairly the financial position, and the results of operations and cash flows, for the respective interim periods. Interim financial results are not necessarily indicative of the results to be expected for an annual period.

2.	Summary of Significant Accounting Policies

Use of Estimates — Conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and notes. Although these estimates are based on management’s best available knowledge of current and expected future events, actual results could differ from those estimates.

Fair Value of Financial Instruments — The fair value of accounts receivable and accounts payable are not materially different from their carrying amounts, due to the short-term nature of these instruments. Unrealized gains and losses on non-trading derivative instruments are recorded at fair value.

Gas and NGL Imbalance Accounting — Quantities of natural gas or NGLs over-delivered or under-delivered related to imbalance agreements with customers, producers or pipelines are recorded monthly as other receivables or other payables using current market prices or the weighted-average prices of natural gas or NGLs at the plant or system. These balances are settled with deliveries of natural gas or NGLs, or with cash. Included in the combined balance sheets as accounts receivable — other as of June 30, 2007, March 31, 2007, and December 31, 2006 and 2005, were imbalances totaling $0.2 million (unaudited), $0.1 million (unaudited), $0.4 million and $2.6 million, respectively.

Included in the combined balance sheets as accounts payable — other as of June 30, 2007, March 31, 2007, and December 31, 2006 and 2005, were imbalances totaling $2.2 million (unaudited), $1.7 million (unaudited), $2.2 million and $1.2 million.

Accounting for Risk Management and Derivative Activities and Financial Instruments — Each derivative not qualifying as a normal purchase or normal sale is recorded on a gross basis in the combined balance sheets at its fair value as unrealized gains or unrealized losses on non-trading derivative instruments — affiliates. Derivative assets and liabilities remain classified in the combined balance sheets as unrealized gains or unrealized losses on non-trading derivative instruments — affiliates at fair value until the contractual delivery period impacts earnings.

Our derivative activity includes normal purchase or normal sale contracts, and non-trading derivative instruments related to commodity prices. Normal purchase and normal sale contracts are accounted for under the accrual method and are reflected in the combined statements of operations in either sales or purchases upon settlement. Other commodity non-trading derivative instruments are accounted for under the mark-to-market method, whereby the change in the fair value of the asset or liability is recognized in the combined statements of operations in gains (losses) from non-trading derivative activity — affiliates during the current period.

Valuation — When available, quoted market prices or prices obtained through external sources are used to determine a contract’s fair value. For contracts with a delivery location or duration for which quoted market prices are not available, fair value is determined based on pricing models developed primarily from historical and expected correlations with quoted market prices.

Values are adjusted to reflect the credit risk inherent in the transaction as well as the potential impact of liquidating open positions in an orderly manner over a reasonable time period under current conditions. Changes in market prices and management estimates directly affect the estimated fair value of these contracts. Accordingly, it is reasonably possible that such estimates may change in the near term.

Property, Plant and Equipment — Property, plant and equipment are recorded at historical cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The costs of maintenance and repairs, which are not significant improvements, are expensed when incurred. Expenditures to extend the useful lives of the assets are capitalized.

Asset retirement obligations associated with tangible long-lived assets are recorded at fair value in the period in which they are incurred, if a reasonable estimate of fair value can be made, and added to the carrying amount of the associated asset. This additional carrying amount is then depreciated over the life of the asset. The liability increases due to the passage of time based on the time value of money until the obligation is settled. We recognize a liability of a conditional asset retirement obligation as soon as the fair value of the liability can be reasonably estimated. A conditional asset retirement obligation is defined as an unconditional legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity.

Impairment of Long-Lived Assets — We periodically evaluate whether the carrying value of long-lived assets has been impaired when circumstances indicate the carrying value of those assets may not be recoverable. This evaluation is based on undiscounted cash flow projections. The carrying amount is not recoverable if it exceeds the undiscounted sum of cash flows expected to result from the use and eventual disposition of the asset. We consider various factors when determining if these assets should be evaluated for impairment, including but not limited to:

•	significant adverse change in legal factors or business climate;

•

a current-period operating or cash flow loss combined with a history of operating or cash flow losses, or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset;

•	an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset;

•	significant adverse changes in the extent or manner in which an asset is used, or in its physical condition;

•	a significant adverse change in the market value of an asset; or

•	a current expectation that, more likely than not, an asset will be sold or otherwise disposed of before the end of its estimated useful life.

If the carrying value is not recoverable, the impairment loss is measured as the excess of the asset’s carrying value over its fair value. We assess the fair value of long-lived assets using commonly accepted techniques, and may use more than one method, including, but not limited to, recent third party comparable sales, internally developed discounted cash flow analysis and analysis from outside advisors. Significant changes in market conditions resulting from events such as the condition of an asset or a change in management’s intent to utilize the asset would generally require management to reassess the cash flows related to the long-lived assets.

Revenue Recognition — We generate the majority of our revenues from gathering, processing, compressing, transporting, and fractionating natural gas and NGLs. We realize revenues either by selling the residue natural gas and NGLs, or by receiving fees from the producers.

We obtain access to raw natural gas and provide our midstream natural gas services principally under contracts that contain a combination of one or more of the following arrangements.

•

Fee-based arrangements — Under fee-based arrangements, we receive a fee or fees for one or more of the following services: gathering, compressing, treating, processing, or transporting of natural gas. Our fee-based arrangements include natural gas purchase arrangements pursuant to which we purchase raw natural gas at the wellhead, or other receipt points, at an index related price at the delivery point less a specified amount, generally the same as the fees we would otherwise charge for gathering of raw natural gas from the wellhead location to the delivery point. The revenue we earn is directly related to the volume of natural gas that flows through our systems and is not directly dependent on commodity prices. To the extent a sustained decline in commodity prices results in a decline in volumes, however, our revenues from these arrangements would be reduced.

•

Percent-of-proceeds/index arrangements — Under percentage-of-proceeds/index arrangements, we generally purchase natural gas from producers at the wellhead, or other receipt points, gather the wellhead natural gas through our gathering system, treat and process the natural gas, and then sell the resulting residue natural gas and NGLs based on index prices from published index market prices. We remit to the producers either an agreed-upon percentage of the actual proceeds that we receive from our sales of the residue natural gas and NGLs, or an agreed-upon percentage of the proceeds based on index related prices for the natural gas and the NGLs, regardless of the actual amount of the sales proceeds we receive. Certain of these arrangements may also result in our returning all or a portion of the residue natural gas and/or the NGLs to the producer, in lieu of returning sales proceeds. Our revenues under percent-of-proceeds/index arrangements correlate directly with the price of natural gas and/or NGLs.

•

Keep-whole arrangements — Under the terms of a keep-whole processing contract, we gather raw natural gas from the producer for processing, market the NGLs and return to the producer residue natural gas with a British thermal unit, or Btu, content equivalent to the Btu content of the raw natural gas gathered. This arrangement keeps the producer whole to the thermal value of the raw natural gas received. Under these types of contracts, we are exposed to the “frac spread.” The frac spread is the difference between the value of the NGLs extracted from processing and the value of the Btu equivalent of the residue natural gas. We benefit in periods when NGL prices are higher relative to natural gas prices.

We recognize revenue for sales and services under the four revenue recognition criteria, as follows:

•	Persuasive evidence of an arrangement exists — Our customary practice is to enter into a written contract, executed by both us and the customer.

•

Delivery — Delivery is deemed to have occurred at the time custody is transferred, or in the case of fee-based arrangements, when the services are rendered. To the extent we retain product as inventory, delivery occurs when the inventory is subsequently sold and custody is transferred to the third party purchaser.

•

The fee is fixed or determinable — We negotiate the fee for our services at the outset of our fee-based arrangements. In these arrangements, the fees are nonrefundable. For other arrangements, the amount of revenue, based on contractual terms, is determinable when the sale of the applicable product has been completed upon delivery and transfer of custody.

•

Collectability is probable — Collectability is evaluated on a customer-by-customer basis. New and existing customers are subject to a credit review process, which evaluates the customers’ financial position (for example, cash position and credit rating) and their ability to pay. If collectability is not considered probable at the outset of an arrangement in accordance with our credit review process, revenue is recognized when the fee is collected.

We generally report revenues gross in the combined statements of operations, as we typically act as the principal in these transactions, take custody of the product, and incur the risks and rewards of ownership. Effective April 1, 2006, any new or amended contracts for certain sales and purchases of inventory with the same counterparty, when entered into in contemplation of one another, are reported net as one transaction. We recognize revenues for non-trading derivative activity net in the combined statements of operations as gains (losses) from non-trading derivative activity — affiliates, including mark-to-market gains and losses and financial or physical settlement.

Environmental Expenditures — Environmental expenditures are expensed or capitalized as appropriate, depending upon the future economic benefit. Expenditures that relate to an existing condition caused by past operations and that do not generate current or future revenue are expensed. Liabilities for these expenditures are recorded on an undiscounted basis when environmental assessments and/or clean-ups are probable and the costs can be reasonably estimated. Environmental liabilities as of June 30, 2007, March 31, 2007, and December 31, 2006 and 2005, included in the combined balance sheets as other current liabilities, were $0.2 million (unaudited), $0.3 million (unaudited), $0.3 million and $0.1 million, respectively. Environmental liabilities as of December 31, 2005, included in the combined balance sheets as other long-term liabilities, were $0.3 million.

Income Taxes — Deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of any tax rate change on deferred taxes is recognized in the period that includes the enactment date of the tax rate change. Realizability of deferred tax assets is assessed and, if necessary, a valuation allowance is recorded to write down the deferred tax assets to their net realizable value. The Business is a member of a consolidated group. We have calculated current and deferred income taxes as if we were a separate taxpayer.

We are treated as a pass-through entity for U.S. federal income tax purposes. As such, we do not directly pay federal income taxes. The Texas legislature replaced their franchise tax with a margin tax system in May 2006. As of 2007, we are subject to the Texas margin tax, which is treated as an income tax. Accordingly, we recorded a deferred tax liability and related expense in 2006, related to the temporary differences that are expected to reverse in periods when the tax will apply.

3.	Recent Accounting Pronouncements

Statement of Financial Accounting Standards, or SFAS, No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FAS 115, or SFAS 159 — In February 2007, the Financial Accounting Standards Board, or FASB, issued SFAS 159, which allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item’s fair value in subsequent reporting periods must be recognized in current earnings. SFAS 159 also establishes presentation and disclosure requirements designed to draw comparison between entities that elect different measurement attributes for similar assets and liabilities. SFAS 159 is effective for us on January 1, 2008. We have not assessed the impact of SFAS 159 on our combined results of operations, cash flows or financial position.

SFAS No. 157, Fair Value Measurements, or SFAS 157 — In September 2006, the FASB issued SFAS 157, which provides guidance for using fair value to measure assets and liabilities. The standard also responds to investors’ requests for more information about: (1) the extent to which companies measure assets and liabilities at fair value; (2) the information used to measure fair value; and (3) the effect that fair value measurements have on earnings. SFAS 157 will apply whenever another standard requires (or permits) assets or liabilities to be measured at fair value. SFAS 157 does not expand the use of fair value to any new circumstances. SFAS 157 is effective for us on January 1, 2008. We have not assessed the impact of SFAS 157 on our combined results of operations, cash flows or financial position.

FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement 109, or FIN 48 — In July 2006, the FASB issued FIN 48, which clarifies the accounting for uncertainty in income taxes recognized in financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The provisions of FIN 48 were effective for us on January 1, 2007, and the adoption of FIN 48 did not have a material impact on our combined results of operations, cash flows or financial position.

Emerging Issues Task Force, or EITF, Issue No. 04-13, Accounting for Purchases and Sales of Inventory with the Same Counterparty, or EITF 04-13 — In September 2005, the FASB ratified the EITF’s consensus on Issue 04-13, which requires an entity to treat sales and purchases of inventory between the entity and the same counterparty as one transaction for purposes of applying APB Opinion No. 29, Accounting for Nonmonetary Transactions, or APB 29, when such transactions are entered into in contemplation of each other. When such transactions are legally contingent on each other, they are considered to have been entered into in contemplation of each other. The EITF also agreed on other factors that should be considered in determining whether transactions have been entered into in contemplation of each other. EITF 04-13 is to be applied to new arrangements that we enter into after March 31, 2006. The net impact of the adoption of EITF 04-13 for the year ended December 31, 2006, for the six months ended June 30, 2007, and for the three months ended March 31, 2007 was a reduction of sales and purchases of approximately $44.3 million, $69.2 million (unaudited) and $28.6 million (unaudited), respectively.

4.	Agreements and Transactions with Affiliates

The employees supporting our operations are employees of Midstream. Costs incurred by Midstream on our behalf for salaries and benefits of operating personnel, as well as capital expenditures, maintenance and repair costs, and taxes have been directly allocated to us. Midstream also provides centralized corporate functions on our behalf, including legal, accounting, cash management, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, taxes and engineering. Midstream records the accrued liabilities and prepaid expenses for most general and administrative expenses in its financial statements, including liabilities related to payroll, short and long-term incentive plans, employee retirement and medical plans, paid time off, audit, tax, insurance and other service fees. Our share of those costs has been allocated based on Midstream’s proportionate net investment (consisting of property, plant and equipment, net, equity method investment and intangibles) compared to our net investment. In management’s estimation, the allocation methodologies used are reasonable and result in an allocation to us of our costs of doing business borne by Midstream.

We participate in Midstream’s cash management program. As a result, we have no cash balances on the combined balance sheets and all of our cash management activity was performed by Midstream on our behalf, including collection of receivables, payment of payables, and the settlement of sales and purchases transactions with Midstream, which were recorded as parent advances and are included in net parent equity on the accompanying combined balance sheets.

We currently, and anticipate to continue to, sell to Midstream, and purchase from and sell to ConocoPhillips, in the ordinary course of business. Midstream was a significant customer during the six months ended June 30, 2007 and 2006 (unaudited), the three months ended March 31, 2007 and 2006 (unaudited), and the years ended December 31, 2006, 2005 and 2004.

Prior to December 31, 2006, we sold to and purchased from Duke Energy Corporation. On January 2, 2007, Duke Energy Corporation spun off their natural gas businesses, including their 50% ownership interest in Midstream, to Duke Energy shareholders. As a result of this transaction, Duke Energy Corporation’s 50% ownership interest in Midstream was transferred to Spectra Energy Corp. Consequently, Duke Energy Corporation is not considered a related party for reporting periods after January 2, 2007. We had no significant transactions with Spectra Energy Corp.

The following table summarizes transactions with affiliates ($ in millions):

	Six Months Ended June 30,		Three Months Ended March 31,		Year Ended December 31,
	2007	2006	2007	2006	2006	2005	2004
	(unaudited)		(unaudited)
DCP Midstream, LLC:
Sales of natural gas, NGLs and condensate	$162.9	$135.0	$74.0	$71.8	$276.3	$355.2	$289.2
General and administrative expense	$6.0	$4.9	$2.8	$2.4	$11.3	$9.8	$8.1
Duke Energy Corporation:
Sales of natural gas, NGLs and condensate	$—	$6.6	$—	$6.6	$6.6	$6.7	$12.2
Purchases of natural gas and NGLs	$—	$0.1	$—	$0.1	$0.1	$3.8	$1.6
ConocoPhillips:
Sales of natural gas, NGLs and condensate	$3.3	$3.3	$1.5	$—	$3.7	$3.7	$6.7
Transportation and processing services	$0.1	$0.2	$0.1	$0.1	$0.3	$0.3	$0.3
Purchases of natural gas and NGLs	$1.1	$5.2	$0.6	$4.3	$9.2	$21.5	$2.0

We had accounts receivable and accounts payable with affiliates as follows ($ in millions):

	June 30, 2007	March 31, 2007	December 31,
			2006	2005
	(unaudited)
Duke Energy Corporation:
Accounts receivable	$—	$—	$—	$2.4
ConocoPhillips:
Accounts receivable	$1.1	$0.2	$0.1	$0.1
Accounts payable	$0.1	$0.2	$0.6	$5.4

5. Property, Plant and Equipment

A summary of property, plant and equipment is as follows ($ in millions):

	Depreciable Life	June 30, 2007	March 31, 2007	December 31,
				2006	2005
		(As Restated — Note 10)
		(unaudited)
Gathering systems	15 — 30 Years	$72.7	$71.3	$70.0	$59.6
Processing plants	25 — 30 Years	218.5	218.5	218.4	218.1
Transportation	25 — 30 Years	34.2	34.2	34.3	34.2
General plant	3 — 5 Years	7.6	7.3	7.2	6.8
Construction work in progress		18.1	12.6	6.5	2.1

		351.1	343.9	336.4	320.8
Accumulated depreciation		(115.5)	(111.9)	(108.1)	(93.6)

Property, plant and equipment, net		$235.6	$232.0	$228.3	$227.2

In addition, property, plant and equipment includes $3.1 million, $0.6 million, and $0.1 million of non-cash additions for the years ended December 31, 2006, 2005 and 2004, respectively, $0 and $0.1 million of non-cash additions for the three months ended March 31, 2007 and 2006, respectively (unaudited), and $0 and $0.2 million of non-cash additions for the six months ended June 30, 2007 and 2006, respectively (unaudited).

6. Risk Management and Derivative Activities, Credit Risk and Financial Instruments

We are exposed to market risks, including changes in commodity prices. We may use financial instruments such as forward contracts, swaps and futures to mitigate the effects of the identified risks. In general, we attempt to hedge risks related to the variability of future earnings and cash flows resulting from changes in applicable commodity prices. Midstream has a comprehensive risk management policy, or the Risk Management Policy, and a risk management committee, to monitor and manage market risks associated with commodity prices. Midstream’s Risk Management Policy prohibits the use of derivative instruments for speculative purposes.

Commodity Price Risk — Our principal operations of gathering, processing, and transporting natural gas, and the accompanying operations of transporting and sale of NGLs create commodity price risk due to market fluctuations in commodity prices, primarily with respect to the prices of NGLs and natural gas. As an owner and operator of natural gas processing assets, we have an inherent exposure to market variables and commodity price risk. The amount and type of price risk is dependent on the underlying natural gas contracts to purchase and process raw natural gas. Risk is also dependent on the types and mechanisms for sales of natural gas, NGLs and condensate, and related products produced, processed or transported.

Credit Risk — We sell natural gas to marketing affiliates of natural gas pipelines, marketing affiliates of integrated oil companies, marketing affiliates of Midstream, national wholesale marketers, industrial end-users and gas-fired power plants. Our principal NGL customers include an affiliate of Midstream, producers and marketing companies. Concentration of credit risk may affect our overall credit risk, in that these customers may be similarly affected by changes in economic, regulatory or other factors. Where exposed to credit risk, we analyze the counterparties’ financial condition prior to entering into an agreement, establish credit limits, and monitor the appropriateness of these limits on an ongoing basis. We operate under Midstream’s corporate credit policy. Midstream’s corporate credit policy, as well as the standard terms and conditions of our agreements, prescribe the use of financial responsibility and reasonable grounds for adequate assurances. These provisions allow Midstream’s credit department to request that a counterparty remedy credit limit violations by posting cash or letters of credit for exposure in excess of an established credit line. The credit line represents an open credit limit, determined in accordance with Midstream’s credit policy and guidelines. The agreements also provide that the inability of a counterparty to post collateral is sufficient cause to terminate a contract and liquidate all positions. The adequate assurance provisions also allow us to suspend deliveries, cancel agreements or continue deliveries to the buyer after the buyer provides security for payment to us in a form satisfactory to us.

Commodity Non-Trading Derivative Activity — The sale of energy related products and services exposes us to the fluctuations in the market values of exchanged instruments. On a monthly basis, we may enter into non-trading derivative instruments in order to match the pricing terms to manage our purchase and sale portfolios. Midstream manages our marketing portfolios in accordance with their Risk Management Policy, which limits exposure to market risk.

7.	Asset Retirement Obligations

Our asset retirement obligations relate primarily to the retirement of various gathering pipelines and processing facilities, obligations related to right-of-way easement agreements, and contractual leases for land use. We recognize the fair value of a liability for an asset retirement obligation in the period in which it is incurred, if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset. This additional carrying amount is then depreciated over the life of the asset. The liability increases due to the passage of time based on the time value of money until the obligation is settled. Accretion expense for the six months ended June 30, 2007 and 2006 (unaudited), for the three months ended March 31, 2007 and 2006 (unaudited), and the years ended December 31, 2006, 2005 and 2004 was not significant.

The asset retirement obligation is adjusted each quarter for any liabilities incurred or settled during the period, accretion expense and any revisions made to the estimated cash flows. The asset retirement obligation as of June 30, 2007, March 31, 2007, and December 31, 2006 and 2005, included in the combined balance sheets as other long-term liabilities, was $0.5 million (unaudited), $0.5 million (unaudited), $0.4 million and $0.4 million, respectively.

8.	Income Taxes

In May 2006, the State of Texas enacted a new margin-based franchise tax law that replaces the existing franchise tax. This new tax is commonly referred to as the Texas margin tax. Corporations, limited partnerships, limited liability companies, limited liability partnerships and joint ventures are examples of the types of entities that are subject to the new tax. The tax is considered an income tax for purposes of adjustments to the deferred tax liability. The tax is determined by applying a tax rate to a base that considers both revenues and expenses. The Texas margin tax becomes effective for franchise tax reports due on or after January 1, 2008. The tax will be based on the margin earned during the prior calendar year.

The margin has been defined as revenues less cost of goods sold and certain other deductible expenses. The Texas margin tax is assessed at 1% of taxable margin apportioned to Texas.

The Texas margin tax is considered an income tax. GAAP requires that deferred taxes be adjusted upon enactment of new tax law, which occurred in 2006. Accordingly, we recorded a deferred tax liability and related expense of $1.8 million in 2006, related primarily to property, plant and equipment. Beginning in 2007, we are recording current expense for the Texas margin tax.

Our effective tax rate differs from statutory rates primarily due to our being treated as a pass-through entity for United States income tax purposes, while being treated as a taxable entity in Texas.

9.	Commitments and Contingent Liabilities

Litigation — We are not a party to any significant legal proceedings, but are a party to various administrative and regulatory proceedings and commercial disputes that have arisen in the ordinary course of our business. Management currently believes that the ultimate resolution of the foregoing matters, taken as a whole, and after consideration of amounts accrued, insurance coverage or other indemnification arrangements, will not have a material adverse effect upon our combined results of operations, financial position, or cash flows.

Insurance — Effective August 2006, Midstream’s insurance coverage is carried with an affiliate of ConocoPhillips and third party insurers. Prior to August 2006, Midstream carried a portion of their insurance coverage with an affiliate of Duke Energy Corporation. Midstream’s insurance coverage includes: (1) commercial general public liability insurance for liabilities arising to third parties for bodily injury and property damage resulting from operations; (2) workers’ compensation liability coverage to required statutory limits; (3) automobile liability insurance for all owned, non-owned and hired vehicles covering liabilities to third parties for bodily injury and property damage; (4) excess liability insurance above the established primary limits for commercial general liability and automobile liability insurance; and (5) property insurance covering the replacement value of all real and personal property damage, including damages arising from boiler and machinery breakdowns, windstorms, earthquake, flood damage and business interruption/extra expense. All coverages are subject to certain limits and deductibles, the terms and conditions of which are common for companies with similar types of operations.

A portion of the insurance costs described above are allocated by Midstream to us through the allocation methodology described in Note 4.

Environmental — The operation of pipelines, plants and other facilities for gathering, transporting, processing, or treating natural gas, NGLs and other products is subject to stringent and complex laws and regulations pertaining to health, safety and the environment. As an owner or operator of these facilities, we must comply with United States laws and regulations at the federal, state and local levels that relate to air and water quality, hazardous and solid waste management and disposal, and other environmental matters. The cost of planning, designing, constructing and operating pipelines, plants, and other facilities must incorporate compliance with environmental laws and regulations and safety standards. Failure to comply with these laws and regulations may trigger a variety of administrative, civil and potentially criminal enforcement measures, including citizen suits, which can include the assessment of monetary penalties, the imposition of remedial requirements, and the issuance of injunctions or restrictions on operation. Management believes that, based on currently known information, compliance with these laws and regulations will not have a material adverse effect on our combined results of operations, financial position or cash flows.

10. Restatement

Subsequent to the issuance of our June 30, 2007 combined financial statements in DCP Midstream Partners, LP current report on Form 8-K filed on October 3, 2007, it was determined that expenditures related to a capital project had been improperly expensed to operating and maintenance expense, and should have instead been capitalized in property, plant and equipment, net as they increase the capacity of a gathering and pipeline asset owned by the Business. As a result, it was determined that operating and maintenance expense was overstated and property, plant and equipment, net was understated as of and for the year ended December 31, 2006, as of and for the three months ended March 31, 2007, and as of and for the six months ended June 30, 2007.

The effect of the restatement was as follows as of and for the six months ended June 30, 2007 (Unaudited):

	As Previously Reported	Adjustments	As Restated
Combined Balance Sheet:
Property, plant and equipment, net	$232.5	$3.1	$235.6
Total assets	$259.3	$3.1	$262.4
Net parent equity	$202.3	$3.1	$205.4
Total liabilities and net parent equity	$259.3	$3.1	$262.4

Combined Statement of Operations:
Operating and maintenance expense	$15.7	$(2.3)	$13.4
Total operating costs and expenses	$187.8	$(2.3)	$185.5
Operating income	$16.7	$2.3	$19.0
Net income	$16.5	$2.3	$18.8

Combined Statement of Cash Flows:
Net income	$16.5	$2.3	$18.8
Net cash provided by operating activities	$32.3	$2.3	$34.6
Capital expenditures	$(15.2)	$(2.3)	$(17.5)
Net cash used in investing activities	$(15.2)	$(2.3)	$(17.5)

The effect of the restatement was as follows as of and for the three months ended March 31, 2007 (Unaudited):

	As Previously Reported	Adjustments	As Restated
Combined Balance Sheet:
Property, plant and equipment, net	$230.0	$2.0	$232.0
Total assets	$245.9	$2.0	$247.9
Net parent equity	$202.7	$2.0	$204.7
Total liabilities and net parent equity	$245.9	$2.0	$247.9
Combined Statement of Operations:
Operating and maintenance expense	$7.4	$(1.2)	$6.2
Total operating costs and expenses	$86.1	$(1.2)	$84.9
Operating income	$8.3	$1.2	$9.5
Net income	$8.3	$1.2	$9.5
Combined Statement of Cash Flows:
Net income	$8.3	$1.2	$9.5
Net cash provided by operating activities	$15.8	$1.2	$17.0
Capital expenditures	$(7.3)	$(1.2)	$(8.5)
Net cash used in investing activities	$(7.3)	$(1.2)	$(8.5)

The effect of the restatement was as follows as of and for the year ended December 31, 2006:

	As Previously Reported	Adjustments	As Restated
Combined Balance Sheet:
Property, plant and equipment, net	$227.5	$0.8	$228.3
Total assets	$258.6	$0.8	$259.4
Net parent equity	$202.9	$0.8	$203.7
Total liabilities and net parent equity	$258.6	$0.8	$259.4
Combined Statement of Operations:
Operating and maintenance expense	$25.2	$(0.8)	$24.4
Total operating costs and expenses	$436.6	$(0.8)	$435.8
Operating income	$48.8	$0.8	$49.6
Net income	$47.0	$0.8	$47.8
Combined Statement of Cash Flows:
Net income	$47.0	$0.8	$47.8
Net cash provided by operating activities	$50.0	$0.8	$50.8
Capital expenditures	$(12.0)	$(0.8)	$(12.8)
Net cash used in investing activities	$(11.9)	$(0.8)	$(12.7)

11.	Subsequent Event

On September 28, 2007, DCP East Texas Holdings LLC paid a total distribution of $20.0 million, allocated to the partners in accordance with their respective ownership percentages.